Exhibit 5.1

November 18, 2015

LIN Television Corporation

333 East Franklin Street

Richmond, VA 23219

Re:	Registration Statement on Form S-4 / $400,000,000 Aggregate Principal Amount of 5.875% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as counsel to LIN Television Corporation, a Delaware corporation (the “Company”), and each of the guarantors listed on Schedule A hereto (the “Guarantors”) in connection with the Company’s offer to exchange up to $400,000,000 in aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 5.875% Senior Notes due 2022 that were issued on November 5, 2014 (the “Original Notes” and, together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 5, 2015, as amended on November 18, 2015 (as further amended from time to time, the “Registration Statement”). The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture dated as of November 5, 2014 as supplemented by the first supplemental indenture dated as of December 19, 2014 (as supplemented to date, the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). Pursuant to the Indenture, the Original Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Original Note Guarantees” and the “Exchange Note Guarantees,” respectively).

All capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Indenture. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company and the Guarantors, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company, the Guarantors and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Indenture;

(b)	the Original Notes and the Original Note Guarantees; and

(c)	the forms of Exchange Notes and the Exchange Note Guarantees.

The documents referred to in items (a) through (c) above are collectively referred to as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, any statements, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, the Guarantors and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture, against receipt of the Original Notes surrendered in exchange therefor; (ii) all of the parties to the Documents (other than the Company and the Guarantors organized in Delaware) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby; (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company and the Guarantors organized in Delaware), the execution thereof does not violate the charter, by-laws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation of any such parties and each of the Documents constitutes valid and binding obligations of all the parties thereto (other than as expressly addressed in the opinions below as to the Company and the Guarantors), enforceable against such parties in accordance with their respective terms; and (iv) all of the parties to the Documents will comply with such agreements and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Exchange Notes, when executed, issued and delivered by the Company in accordance with the terms of the Indenture in exchange for the Original Notes in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.

The Exchange Note Guarantees, when the Exchange Notes and the Exchange Notes Guarantees have been duly executed, issued and delivered in accordance with the terms of the Indenture in exchange for the Original Notes and the Exchange Note Guarantees, respectively, in the manner contemplated by the Registration Statement, will constitute a valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

(A)      We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

(i)	relating to indemnification, contribution or exculpation;

(ii)

(a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Company or any Guarantor under any of such agreements or instruments to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Exchange Note Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii)

related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the law and choice of law principles of the State of New York, or (c) service of process, or (d) waivers of any rights to trial by jury;

(iv)

specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v)	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

(vi)	which may be considered to be in the nature of a penalty.

(B)      Our opinions are subject to the following:

(i)

bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferred transfer law and other laws (or related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally; and

(ii)

general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies) whether such principles are considered in a proceeding in equity or at law.

(C)      Provisions in the Exchange Note Guarantees and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) actions or failures to act on the part of the recipient, the holders or the Trustee, (ii) amendments or waivers of provisions of documents governing the guaranteed obligations or (iii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantors, might not be enforceable if such actions, failures to act, amendments or waivers so change, without the Guarantors’ consent, the essential nature of the terms and conditions of the guaranteed obligations that, in effect, a new contract has arisen between such recipient and the primary obligor on whose behalf the guarantee was issued. With respect to each Guarantor, we have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Documents has been received by each Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, the Revised Uniform Partnership Act of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware, and the Limited Liability Company Act of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the same category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

SCHEDULE A

Guarantors

Guarantors	Jurisdiction
Birmingham Broadcasting Co., Inc.	Delaware
Birmingham Broadcasting (WVTM-TV), LLC	Delaware
Blockdot, Inc.	Texas
Dedicated Media, Inc.	California
Federated Media Publishing LLC	Delaware
Indiana Broadcasting, LLC	Delaware
KLFY, L.P.	Delaware
KXAN LLC	Delaware
KXTX Holdings LLC	Delaware
LAT, Inc.	Delaware
LIN Digital LLC	Delaware
LIN Digital Media LLC	Delaware
LIN License Company, LLC	Delaware
LIN Mobile, LLC	Delaware
LIN of Alabama, LLC	Delaware
LIN of Colorado, LLC	Delaware
LIN of New Mexico, LLC	Delaware
LIN of Wisconsin, LLC	Delaware
LIN Studios LLC	Delaware
LIN Television of Texas, Inc.	Delaware
LIN Television of Texas, L.P.	Delaware
Media General Broadcasting, LLC	Delaware
Media General, Inc.	Virginia
Media General Communications, Inc.	Delaware
Media General Communications Holdings, LLC	Delaware
Media General Operations, Inc.	Delaware
MGDT, Inc.	Delaware
MGOC, Inc.	Virginia
NES II, Inc.	Virginia
North Texas Broadcasting LLC	Delaware
Primeland LLC	Delaware
Professional Communications Systems, Inc.	Florida
TVL Broadcasting LLC	Delaware
TVL Broadcasting of Rhode Island, LLC	Delaware
Virginia Paper Manufacturing Corp.	Georgia
WATE, G.P.	Delaware
WAVY Broadcasting, LLC	Delaware
WDTN Broadcasting, LLC	Delaware
WIVB Broadcasting, LLC	Delaware
WKRN, G.P.	Delaware
WHTM Acquisition LLC	Delaware
WOOD License Co., LLC	Delaware
WOOD Television LLC	Delaware
WTNH Broadcasting LLC	Delaware
WWLP Broadcasting, LLC	Delaware
YBK, Inc.	Delaware
YBT, Inc.	Delaware
Young Broadcasting, LLC	Delaware
Young Broadcasting of Albany, Inc.	Delaware

Young Broadcasting of Davenport, Inc.	Delaware
Young Broadcasting of Green Bay, Inc.	Delaware
Young Broadcasting of Knoxville, Inc.	Delaware
Young Broadcasting of Lansing, Inc.	Michigan
Young Broadcasting of Louisiana, Inc.	Delaware
Young Broadcasting of Nashville, LLC	Delaware
Young Broadcasting of Rapid City, Inc.	Delaware
Young Broadcasting of Richmond, Inc.	Delaware
Young Broadcasting of San Francisco, Inc.	Delaware
Young Broadcasting of Sioux Falls, Inc.	Delaware
Young Broadcasting Shared Services, Inc.	Delaware